EXHIBIT 10.1


JEFFERSON HERITAGE BANK YEAR 2000 BONUS PLAN

         Under the Jefferson Heritage Bank Year 2000 Bonus Plan, senior officers of the Bank are eligible to receive bonuses equal to the following percentages of their salaries if the Company meets certain earnings per share goals:

         CEO                                         50%
         President                                   50%
         Senior Vice Presidents/Division Heads       40%
         Senior Vice Presidents                      30%
         Vice Presidents                             20%

         Participants are eligible to receive 50% of their bonus amount if the Company meets 92% of the earnings per share target, and 40% of their bonus amount if the Company achieves 89% of the target.